Exhibit 10.27
AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment to the Amended and Restated Employment Agreement (this “Amendment”), made this 13th day of January, 2006 is by and between Technical Olympic USA, Inc., a Delaware corporation (the “Company”), and Antonio B. Mon, an individual (the “Executive”).
BACKGROUND
     The Company and the Executive previously entered into the Amended and Restated Employment Agreement, including Attachment B thereto (together the “Agreement”), effective July 26, 2003. The Company and the Executive mutually desire to amend the Agreement as set forth below.
AGREEMENT
     Now, therefore, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:
1. Sections 5.2 and 5.3 of the Agreement shall each be modified to replace all references of “twenty (20) Business Days” with “sixty (60) Business Days.”
2. Section 5.5 of the Agreement is hereby amended as follows:
     (a) On January 13, 2006, the Company shall grant to the Executive the right to purchase up to 1,323,940 shares of the common stock, par value $.01 per share, of the Company (the “Capital Stock”), with an exercise price of $23.62 per share, in accordance with the terms and conditions set forth in the Stock Option Agreement attached as Exhibit A hereto and the provisions of the Company’s Annual and Long-Term Incentive Plan (as amended and restated effective as of October 5, 2004, and as further amended from time to time (the “LTIP Plan”)).
     (b) For the calendar year ending December 31, 2006, the Company shall pay to the Executive a bonus in the amount of $8,711,525, if and only if, the performance criteria established by the Compensation Committee on or before March 31, 2006 pursuant to the terms of the LTIP Plan for payment of such bonus are satisfied. In the event that the performance criteria are satisfied, the Company shall pay the bonus to the Executive on January 2, 2007, or on such later date as the Compensation Committee shall determine and certify in accordance with Section 162(m)(4)(C)(iii) that the performance criteria have been satisfied.
     (c) This Amendment Section 2 shall replace Section 5.5 of the Agreement and Attachment C referenced therein in its entirety; provided, however, that if at the 2006 Annual Meeting of Stockholders, the stockholders of the Company fail to properly approve funding of the LTIP Plan with sufficient shares of Capital Stock of the Company to implement this Section 2, then this Section 2 shall have no further effect and Executive’s rights to the equity grants described in Section 5.5 of the Agreement and Attachment C referenced therein shall be restored in full.

     (d) For the avoidance of doubt, this Amendment Section 2 is intended to effectuate the equity grant in Section 5.5 of the Agreement and is not intended to replace or otherwise modify any other compensation or bonus provisions in the Agreement. For the calendar year ending on December 31, 2006, the bonus described in Section 2(b) above shall be in addition to such other incentive compensation that may be payable to Executive pursuant to the Agreement.
3. Attachment B of the Agreement shall be modified as follows:
     a. All references to “Net Income” shall be changed to “Adjusted Net Income.”
     b. “Adjusted Net Income,” as used therein, shall mean the Company’s net income for the fiscal year as determined in accordance with U.S. generally accepted accounting principles, adjusted for the following:
     (i) charges or credits related to any stock-based compensation expenses;
     (ii) charges for the cost of payments made under the Management Services Agreement; and
     (iii) the impact of any changes in accounting principles and policies from those that existed on December 31, 2001.
     c. The net income impact of (i) through (iii) is determined by multiplying the sum of such items for each fiscal year by the reciprocal of the Company’s effective tax rate as shown in the Company’s audited financial statement for the pertinent fiscal year.
4. Section I. A. 3. of Attachment B of the Agreement shall be modified to replace 3.25% with 4.0%.
5. Attachment B of the Agreement shall be further modified to replace Section I. C. (including heading) in its entirety with the following language:
     “Compensation Deferral. All payments hereunder may be deferred at your election pursuant to the Company’s Non-Qualified Deferred Compensation Plan. All such compensation deferrals must comply with the Plan’s requirements and provisions and with then-applicable law. Upon termination of employment, all withdrawals shall comply with the Plan’s provisions and with then-applicable law and shall be duly reported to the relevant taxing authorities, including the U.S. Internal Revenue Service, as required by law.”
6. Attachment B of the Agreement shall be further modified to replace Section III in its entirety with the following language:
     “Calculations and Payments. All calculations under this Agreement shall be made by the Company, reviewed and approved by you, and approved by the Company’s Human Resources Department and the Human Resources, Compensation and Benefits Committee of the Board of Directors. Committee approval and full payment shall be made in cash no later than sixty (60) days after the end of the applicable Bonus Year, except where the Executive has elected to defer all or a portion of the payment as contemplated by Section I.C. Compensation Deferral.”

7. A new Section 15.12 shall be added to the Agreement to read as follows:
     15.12 Section 409A Compliance.
          (a) To the extent the Executive would otherwise be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on termination of employment that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), the payment will be paid to the Executive on the earlier of the six-month anniversary of the Executive’s date of termination of employment or the Executive’s death or disability (within the meaning of Section 409A). Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the date of termination, death or disability (within the meaning of Section 409A).
          (b) It is the Company’s intention that the benefits and rights to which the Executive could become entitled pursuant to the provisions of this Agreement will comply with Section 409A. If the Executive or the Company believes, at any time, that any of such benefit or right does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited reasonable economic effect on the Executive and on the Company).
          (c) The Company shall indemnify the Executive, on a fully grossed-up basis, for any additional tax, interest, penalties or other liabilities payable or incurred by the Executive by reason of the failure of any provision of this Agreement to comply with Section 409A and that cannot be reasonably cured by an amendment negotiated in good faith pursuant to Section 15.12(b) hereof. The provisions of Sections 8.1 through 8.4 of the Agreement, relating to Gross-Up Payments as therein defined, shall apply with respect to any payment required under this Section 15.12(c).
8. All other provisions of the Agreement remain unchanged and in full force and effect.

Human Resources, Compensation and Benefits Committee of the Board of Directors of Technical Olympic U.S.A., Inc.
By:	/s/ Michael Poulos
Michael Poulos

By:	/s/ Susan Parks
Susan Parks

By:	/s/ Larry Horner
Larry Horner

/s/ Antonio B. Mon
Antonio B. Mon

EXHIBIT A TO AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
FORM OF STOCK OPTION AGREEMENT
Technical Olympic USA, Inc.
Annual and Long-Term Incentive Plan
Non-Qualified Stock Option Agreement
     AGREEMENT made as of January 13, 2006, between Technical Olympic USA, Inc., a Delaware corporation (the “Company”), and Antonio B. Mon (“Employee”).
     To carry out the purposes of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan (the “Plan”), by affording Employee the opportunity to purchase shares of Class A common stock, par value $.01, (“Stock”) of Technical Olympic USA, Inc. (the “Company”), the Company and Employee hereby agree as follows:
1.	Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of 1,323,940 shares of Stock on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. Notwithstanding anything contained herein to the contrary, the grant of this Option is subject to, and contingent upon, the approval by the shareholders of the Company of an amendment to the Plan authorizing an increase in the number of shares of Stock with respect to which Awards may be made under the Plan to a number sufficient to cover the Award being made pursuant to this Agreement.
2.	Purchase Price. The purchase price per share of Stock purchased pursuant to the exercise of this Option shall be $______________.
3.	Exercise of Option. This Option shall become vested and may be exercised in accordance with the following schedule, provided that Employee shall first provide the Company 24 hours’ written notice of Employee’s intent to exercise all or any portion of this Option, addressed to the Company’s principal executive office and to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):
a. with respect to 50% of the Option, at any time and from time to time on and after December 31, 2007; and
b. with respect to the remaining 50% of the Option, at any time and from time to time on and after December 31, 2008.

Notwithstanding the above schedule, upon the occurrence of the following events, this Option shall vest and become exercisable as provided below:
a. If Employee’s employment with the Company terminates by reason of Disability (as defined in the Amended and Restated Employment Agreement between the parties dated January 27, 2004, as such has been amended through the date hereof (the “Employment Agreement”)), this Option may be exercised, at any time during the one-year period following such termination, by Employee or by Employee’s guardian or legal representative (or by Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such one-year period), but only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates.
b. If Employee dies while in the employ of the Company, Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) may exercise this Option at any time during the one-year period following the date of Employee’s death, but only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date of Employee’s death.
c. If Employee’s employment with the Company is terminated by the Company for any reason other than due to a Disability or for Cause (as such terms are defined in the Employment Agreement), but excluding a termination as provided in (f) below, or, if Employee’s employment is terminated by Employee for Good Reason on or following a Change of Control (as such terms are defined in the Employment Agreement), this Option shall be fully vested and may be exercised, at any time during the three-year period following such termination, by Employee or by Employee’s guardian or legal representative (or by Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such period).
d. If Employee terminates his employment with the Company for any reason other than a Good Reason, but excluding a termination as provided in (f) below, or the Company terminates Employee for Cause, this Option, to the extent vested on the date of termination, may be exercised, at any time during the 90-day period following such termination, by Employee or by Employee’s guardian or legal representative (or by Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such 90-day period), but in each case only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates.
e. If Employee’s employment is terminated by Employee for Good Reason prior to a Change of Control (as such terms are defined in the Employment Agreement), this Option shall be fully vested and may be exercised, at any time during the one-year period following such termination, by Employee or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) if Employee dies during such period, but in each case only as to the number of shares of Stock that Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates.
f. If Employee’s employment is terminated on December 31, 2008 due to the termination of the Employment Agreement pursuant to Section 3 thereof, this Option may be exercised at any time during the one-year period following such termination by Employee or by Employee’s guardian or legal representative (or by Employee’s estate or the person who acquires this Option by will or the laws or descent and distribution or otherwise by reason of the death of Employee if Employee dies during such one-year period).
g. Notwithstanding the foregoing, there is no minimum or maximum number of shares of Stock that must be purchased by Employee upon exercise of this Option. Instead, Employee may, at any time and from time to time, purchase any number of shares of Stock that are then vested and exercisable according to the provisions of this Agreement.
h. Notwithstanding the foregoing, no portion of this Option shall be exercisable in any event after the expiration of 10 years from the date on which that portion first became exercisable.
The purchase price of the shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the shares are readily tradable on a national securities market or exchange, through a “cashless broker exercise” procedure in accordance with a program established by the Company, or (c) any combination of the foregoing. No fraction of a share shall be issued by the Company upon exercise of an Option. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.
4.	Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares acquired by exercise of this Option results in wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money, if any, as the Company may require to meet its minimum withholding obligations under applicable tax laws or regulations. No exercise of this Option shall be effective until Employee (or the person entitled to exercise this Option, as applicable) has made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company.

5.	Compliance with Securities Laws. Employee agrees that the shares which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the shares purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares purchased under this Option.
6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
7.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.
8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
9.	Adverse Actions or Decisions. Notwithstanding any provision of this Agreement or the Plan to the contrary, in no event shall the Company or the Committee make any change to the Plan or take any action authorized pursuant to the Plan which degrades or adversely affects in any manner the rights of Employee hereunder, unless Employee consents thereto in writing.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, all effective as of the day and year first above written.

TECHNICAL OLYMPIC USA, INC.
By:	/s/
Name:
Title:

EMPLOYEE
/s/
Antonio B. Mon